EXHIBIT 23.1

CONSENT OF DELOITTE & TOUCHE LLP,
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-118272, 333-127920, 333-177173 and 333-178028 on Form S-8 of our report dated April 2, 2012 (December 19, 2012 as to Notes 1, 2, 6 and 18), relating to the consolidated financial statements and financial statement schedules of Comverse Technology, Inc. and subsidiaries (which report expresses an unqualified opinion and contains explanatory paragraphs related to the adoption of new accounting standards and retrospective adjustments for discontinued operations presentation and purchase price allocations) appearing in this Current Report on Form 8-K of Comverse Technology, Inc.

/s/ DELOITTE & TOUCHE LLP

New York, New York
December 19, 2012